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                        [MILES & STOCKBRIDGE LETTERHEAD]

                                                                     EXHIBIT 5.1

                                          March 17, 1998

Anthracite Capital, Inc.

345 Park Avenue, 29th Floor

New York, New York 10154

Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933 (the "Act") of 23,000,000 shares of the Common Stock, par value $.001 per share (the "Common Stock") of Anthracite Capital, Inc., a Maryland corporation (the "Company"), on its Registration Statement on Form S-11 (Registration No. 333-40813) filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock to be offered by the Company has been duly authorized and, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                          Very truly yours,

                                          MILES & STOCKBRIDGE P.C.

                                          By:___________________________________
                                            Principal